Exhibit 99.1

New Energy Systems Group Reports Fourth Quarter 2011 Financial Results

SHENZHEN, China, April 2, 2012 -- New Energy Systems Group (NYSE Amex: NEWN) ("New Energy" or the "Company"), a vertically-integrated original design manufacturer and distributor of Anytone® and MeePower® branded consumer backup power systems for mobile devices and solar panels and related solar application products to service municipal power applications, today announced financial results for the full year ended December 31, 2011.

Mr. Jack Yu, Chairman of New Energy stated, "We had a challenging year in several subsidiaries, including E’Jenie and NewPower which was one of the reasons we decided to divest of those business lines by selling them off last year. The weak of entire market forced other companies in 3C related products industry to seek more profitable products such as mobile power devices. This resulted in a significant increase in the number of competitors for Anytone® products, including a few large competitors with greater scale than Anytone and several opportunists who counterfeited some of our faster moving products.   We have lost some orders as a result of these conditions, resulting in reduced sales starting near the end of second quarter. We also made a strategic decision to selectively reduce prices of several Anytone products in order combat some of the counterfeit products.”

Mr. Yu continued, “We expect to stabilize margins by introducing new, innovative products that carry higher margins and designed to service the fast-growing smart phone and tablet market in China. In addition, we have started to identify areas within our selling, general and administrative expenses where we can become more efficient.  We are, and will be committed to growing our distribution base by attending international trade shows and the many domestic, electronic trade shows in Hong Kong and China.”

For the 12 Months Ended December 31
	FY 2011	FY 2010	CHANGE
Net Sales	$51.5 million	$45.6 million	+12.9%
Gross Profit	$11.7 million	$12.9 million	-8.7%
Net Income (Loss) from Continuing Ops	($3.8) million	$5.2 million	-172.5%
Adjusted Net Income from Continuing Ops *	$ 6.5 million	$ 8.8 million	-26.8%
EPS from Continuing Ops (Diluted)	($0.26)	$0.40	-164.9%
Adjusted EPS from Continuing Ops (Diluted)*	$0.45	$0.68	-34.4%
*Adjusted net income and adjusted EPS from continuing operations exclude $0.8 million of non-cash stock-based compensation expenses during twelve months end of December 31, 2011, $2.0 million of amortization expenses and a $7.4 million impairment of goodwill.

Total net revenue increased 12.9% in 2011 to $51.5 million. Battery sales decreased 26.4% year-over-year to $31.3 million. The Kim Fai acquisition, which closed on November 10, 2010, added approximately $20.2 million of net revenue for 2011 compared to $3.1 million in 2010.

Gross profit decreased 8.7% to $11.7 million, with gross margin of 22.8% compared to 28.2% in the comparable period.

Selling, general and administrative expenses were $6.8 million compared to $5.4 million a year ago. Operating loss for the twelve months ending December 31, 2011 was $2.5 million compared to operating income of $7.4 million during 2010 due to a $7.4 million non-cash goodwill impairment charge incurred in 2011.

Reported net loss and earnings per diluted share from continuing operations were $3.8 million and $0.26, respectively. Non-GAAP adjusted net income from continuing operations, excluding non-cash expenses and impairment of goodwill and losses related to businesses sold in the fourth quarter of 2011, was $6.5 million and adjusted EPS were $0.45 in 2011.

Balance Sheet and Cash Flow Summary

As of December 31, 2011, cash and equivalents of the Company stood at $4.5 million, compared to $13.1 million as of December 31, 2010. Working capital was approximately $19.4 million as of December 31, 2011. Accounts receivable was $6.6 million, compared to $11.2 million as of December 31, 2010. The Company had $0.6 million of loans outstanding at December 31, 2011.

New Energy generated $1.8 million of cash flow from operations ended December 31, 2011 versus $21.5 million in the same period a year ago. The Company completed the sale of its E’Jenie and NewPower businesses in the fourth quarter of 2011 for approximately $13.5 million in cash and forgiveness of $24.2 million of debt the Company owed to E’Jenie. As of February 28, 2012, the Company received $3.6 million of the proceeds.

Conference Call

Date:	Monday, April 2, 2012
Time:	9:00 a.m. Eastern Time, US.
Conference Line Dial-In (U.S.):	1-877-317-6776
International Dial-In:	1-412-317-6776
Conference ID:	“New Energy Systems Group”
Webcast link:	http://webcast.mz-ir.com/publico.aspx?codplataforma=3684

Please dial in at least 10 minutes before the call to ensure timely participation. A playback will be available through April 9, 2012. To listen, please call 1-877-344-7529 within the United States or 1-412-317-0088 if calling internationally. Utilize the pass code 4385382 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link, http://webcast.mz-ir.com/publico.aspx?codplataforma=3684, where the webcast can be accessed through November April 2, 2013.

Capital Market Update

In February 2012, two separate securities class action complaints were filed in the U.S. District Court for the Southern District of New York against the Company and certain of its current and former officers and directors.  The complaints allege that the Company issued materially false and misleading statements and omitted to state material facts that rendered its affirmative statements misleading as they related to the Company’s financial performance, business prospects, and financial condition, and that the defendants failed to prevent such statements from being issued or corrected, during a putative class period between April 15, 2010 and November 14, 2011. The complaints seek, among other relief, compensatory damages and attorneys’ fees.   The Company believes it is likely that a consolidated amended complaint will be filed after the Court determines the Lead Plaintiff and lead counsel for the litigation.  The Company has not yet responded to the complaint, but the Company believes that the complaints have no merit and intends to vigorously defend against them.  While certain legal defense costs may be later reimbursed by the Company’s insurance carrier, no reasonable estimate of any impact of the outcome of the litigation or related legal fees on the financial statements can be made as of the date of this statement.

About New Energy Systems Group

 New Energy Systems Group is a vertically integrated original design manufacturer and distributor of lithium ion batteries and backup power systems for mobile phones, laptops, digital cameras, MP3s and a variety of other portable electronics. The company's end-user consumer products are sold under the Anytone® brand in China, and the company has begun expanding its international sales efforts. The fast pace of new mobile device introductions in China combined with a growing middle class make it fertile ground for New Energy's end-user consumer products, as well as its high powered, light weight lithium ion batteries. In addition to consumer products sold for back-up power needs, New Energy Systems Group also manufactures and sells Kim Fai solar panels for a wide variety of applications for the municipality markets in China and for export. Additional information about the company is available at: www.newenergysystemsgroup.com.

Forward Looking Statements

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

COMPANY

New Energy Systems Group
Ken Lin, VP of Investor Relations
Tel: +1-917-573-0302
Email: klin1330@hotmail.com

INVESTOR RELATIONS

John Mattio, SVP
MZ Group
Tel: US +1-212-301-7130
Email: john.mattio@mzgroup.us
Web: http://www.mz-ir.com

NEW ENERGY SYSTEMS GROUP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010 (Restated)

Current assets
Cash and equivalents	$4,528,731	$13,065,008
Accounts receivable	6,614,814	11,192,150
Inventory	1,661,515	2,420,009
Prepayments	554,375	-
Other receivables	14,121,556	47,249
Tax receivable	217,106	-
Due from shareholders	284,337	270,522
Deferred compensation	686,979	675,000

Total current assets	28,669,413	27,669,938

Noncurrent assets
Plant, property & equipment, net	208,271	1,134,029
Deferred compensation - noncurrent	423,493	1,098,493
Goodwill	39,888,807	60,555,607
Intangible assets, net	11,051,910	19,969,021

Total noncurrent assets	51,572,481	82,757,150

Total assets	$80,241,894	$110,427,088

Current liabilities
Accounts payable	$2,837,889	$6,655,592
Accrued expenses and other payables	818,452	1,127,133
Payable for Kimfai acquisition	-	6,325,985
Taxes payable	21,103	1,553,206
Loan payable to related party	571,347	543,585

Total current liabilities	4,248,791	16,205,501

Deferred tax liability	2,764,571	4,798,822

Total Liabilities	7,013,362	21,004,323

Commitments and Contingencies

Stockholders' equity
Preferred stock, $.001 par value, 60,000,000 shares authorized, 0 and 2,553,030 shares issued and outstanding as of December 31, 2011 and 2010, respectively	-	2,553
Common stock, $.001 par value, 140,000,000 shares authorized, 14,571,731 and 14,278,928 shares issued and outstanding as of December 31, 2011 and 2010, respectively	14,571	14,279
Additional paid in capital	74,255,585	74,040,307
Statutory reserves	2,410,573	2,323,603
Other comprehensive income	3,292,074	1,834,341
Retained earnings (Accumulated deficit)	(6,744,271)	11,207,682

Total stockholders' equity	73,228,532	89,422,765

Total liabilities and stockholders' equity	$80,241,894	$110,427,088

The accompanying notes are an integral part of these consolidated financial statements.

 NEW ENERGY SYSTEMS GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2011	2010
NET SALES
Battery	$31,287,667	$42,521,276
Solar panel	20,226,157	3,089,012
Total revenue	51,513,824	45,610,288

COST OF SALES
Battery	23,192,329	30,655,533
Solar panel	16,585,630	2,104,528
Total cost of sales	39,777,959	32,760,061

GROSS PROFIT	11,735,865	12,850,227

OPERATING EXPENSE
Selling	1,284,063	217,707
General and administrative	5,549,007	5,243,203
Goodwill impairment	7,405,344	-
Total operating expenses	14,238,414	5,460,910

INCOME (LOSS) FROM OPERATIONS	(2,502,549)	7,389,317

OTHER INCOME (EXPENSES)
Other expense	(21,259)	(862)
Interest income	17,689	11,206
Total other income (expenses), net	(3,570)	10,344

INCOME (LOSS) BEFORE INCOME TAXES	(2,506,119)	7,399,661

PROVISION FOR INCOME TAXES	(1,267,087)	(2,195,807)

INCOME (LOSS) FROM CONTINUED OPERATIONS	(3,773,206)	5,203,854
INCOME (LOSS) FROM DISCONTINUED OPERATIONS (INCLUDING GAIN ON DISPOSAL OF DISCONTINUED ENTITIES OF $292,067, NET OF TAX	(14,091,777)	9,116,659
NET INCOME (LOSS)	(17,864,983)	14,320,513

OTHER COMPREHENSIVE INCOME
Foreign currency translation	1,457,733	608,355

COMPREHENSIVE INCOME (LOSS)	$(16,407,250)	$14,928,868

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	14,425,069	12,191,008
Diluted	14,425,069	12,933,231

NET INCOME (LOSS) PER SHARE FROM CONTINUING OPERATIONS
Basic	(0.26)	0.43
Diluted	(0.26)	0.43

NET INCOME (LOSS) PER SHARE FROM DISCONTIUNING OPERATIONS
Basic	(0.98)	0.75
Diluted	(0.98)	0.70

NET EARNINGS (LOSS) PER SHARE
Basic	$(1.24)	$1.17
Diluted	$(1.24)	$1.11

The company held 125,203 anti dilutive preferred shares during 2011

The accompanying notes are an integral part of these consolidated financial statements.

NEW ENERGY SYSTEMS GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended December 31,
	2011	2010 (Restated)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(17,864,983)	$14,320,513
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	2,978,993	3,043,808
Changes in deferred taxes	(671,317)	(597,768)
Deferred stock compensation	675,621	675,000
Loss on disposal of fixed assets	-	1,534
Gain from disposal of subsidiaries	(292,067)	-
Stock and warrants expense	112,917	1,003,504
Impairment of goodwill of NewPower and Anytone	21,711,882	-
(Increase) / decrease in current assets:
Accounts receivable	2,540,164	3,505,551
Inventory	351,473	(1,321,906)
Prepaid expenses, deposits and other receivables	(1,097,396)	613,733
Increase/(decrease) in current liabilities:
Accounts payable	(3,304,019)	(812,732)
Accrued expenses and other payables	(247,897)	479,787
Taxes payable	(3,052,482)	609,513

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,840,889	21,520,537

CASH FLOWS FROM INVESTING ACTIVITIES
Cash of disposed subsidiaries	(4,033,445)	-
Cash acquired in acquisition	-	705,514
Proceeds from sale of property and equipment	-	2,370
Investment into subsidiary	-	(6,529,286)
Acquisition of property and equipment	(97,883)	(154,936)

NET CASH USED IN INVESTING ACTIVITIES	(4,131,328)	(5,976,338)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of acquisition liability for subsidiaries	(6,843,376)	(5,000,000)
Cash proceeds from warrant exercise	87,500	-
Repayment to related party	-	(1,373,809)

NET CASH USED IN FINANCING ACTIVITIES	(6,755,876)	(6,373,809)

EFFECT OF EXCHANGE RATE CHANGE ON CASH & EQUIVALENTS	510,038	242,628

NET INCREASE (DECREASE) IN CASH & EQUIVALENTS	(8,536,277)	9,413,018

CASH & EQUIVALENTS, BEGINNING OF YEAR	13,065,008	3,651,990

CASH & EQUIVALENTS, END OF YEAR	$4,528,731	$13,065,008

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Income taxes	$4,798,558	$4,534,300
Interest	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.